                                                    EXHIBIT 11







               MBIA INC. AND SUBSIDIARIES

      for the Years Ended December 31, 1994, 1993 and 1992

    Computation of Earnings Per Share Assuming Full Dilution

            (In thousands except per share amounts)

                                  1994          1993          1992
                                  ----           ----         ----
Net Income                       $260,209      $259,033      $188,707
                                  =======      ========      ========
Fully diluted shares:

 Average number of common
  shares outstanding               41,686        41,963        40,287

 Assummed exercise of
  dilutive stock options               402          504           621
                                    ------    ---------         -----
                                    42,088       42,467        40,908
                                    ======     =========       ======
Earnings per share assuming
 full dilution                      $ 6.18   $     6.10       $  4.61
                                    ======   ==========       =======